CLECO KATRINA/RITA HURRICANE RECOVERY FUNDING LLC	EXHIBIT 35.1

Servicer Compliance Statement

The undersigned hereby certifies that she is the duly elected and acting President and Chief Operating Officer of Cleco Power LLC, as servicer (the “Servicer”) under the Storm Recovery Property Servicing Agreement dated as of March 6, 2008 (the “Servicing Agreement”) between the Servicer and Cleco Katrina/Rita Hurricane Recovery Funding LLC (the “Issuer”) and further that:

1.
A review of the activities of the Servicer and of its performance under the Servicing Agreement during the twelve months ended December 31, 2008 has been made under the supervision of the undersigned pursuant to Section 3.03 of the Servicing Agreement; and

2.
To the best of the undersigned’s knowledge, based on such review, the Servicer has fulfilled all of its obligations in all material respects under the Servicing Agreement throughout the twelve months ended December 31, 2008.

Executed as of this 27th day of March, 2009.

Cleco Power LLC, as servicer

/s/ Dilek Samil
Dilek Samil President and Chief Operating Officer